Exhibit 99

N e w s R e l e a s e

Contacts:
Media	Investor Relations
Robert C. Ferris	Murray Grainger
(973) 455-3388	(973) 455-2222
rob.ferris@honeywell.com	murray.grainger@honeywell.com

HONEYWELL REPORTS SECOND QUARTER SALES UP 13% TO
$9.7 BILLION AND EARNINGS UP 23% TO $0.96 PER SHARE

Company Raises 2008 EPS Guidance to $3.75 - 3.85

          MORRIS TOWNSHIP, N.J., July 18, 2008 -- Honeywell (NYSE: HON) today announced second quarter 2008 sales increased 13% to $9.7 billion from $8.5 billion last year. Earnings were up 23% to $0.96 per share, versus $0.78 per share last year. Cash flow from operations was $1,042 million versus $983 million in the second quarter of 2007 and free cash flow (cash flow from operations less capital expenditures) was $853 million, compared to $820 million last year. Year to date the company has generated cash flow from operations of $1,763 million versus $1,561 million in the same period last year and free cash flow (cash flow from operations less capital expenditures) of $1,424 million, compared to $1,278 million in 2007.

          “Honeywell delivered a strong second quarter,” said Honeywell Chairman and CEO Dave Cote. “These results reflect our diverse and global business portfolio and the strength of Honeywell’s operating disciplines. Aerospace continued to win significant new contracts, Automation and Control Solutions made acquisitions in key adjacent markets, Transportation Systems added new platform wins to its turbo technologies leadership position, and Specialty Materials had sales growth in all businesses and regions.”

          “We expect double digit earnings growth in the second half,” continued Cote. “Our businesses are well positioned with long-term macro trends, such as safety, security, energy efficiency, and energy generation. We believe that our great positions in good industries and continued flawless execution on productivity initiatives – Honeywell Operating System, Velocity Product Development, and Functional Transformation – will help us deliver consistent and profitable growth even in this tough global economic environment.”

          Honeywell is increasing its previously stated 2008 sales guidance to $37.6 – 38.2 billion and full-year earnings per share to $3.75 - 3.85. EPS guidance does not include the expected gain on the sale of the Consumables Solutions (CS) business. The company expects a gain on the sale of CS in the third quarter, which may be significantly offset by repositioning or other actions.

- MORE -

Q2 Results - 2

Second Quarter Segment Highlights

Aerospace

  Sales were up 8%, compared with the second quarter of 2007, driven by 7% growth in Commercial and 11% growth in Defense and Space. Commercial sales reflected growth of 6% in original equipment and 7% growth in aftermarket spares and services. Defense and Space sales included the positive impact of the Dimensions International acquisition and higher sales of certain surface systems.

  Segment profit grew 15%, while segment margin increased by 100 bps to 18.3%, due primarily to increased prices, productivity, and volume growth, partially offset by inflation and higher spending to support new platform growth.

  Aerospace announced a definitive agreement to sell its Consumables Solutions business to B/E Aerospace for $1.05 billion in cash and B/E common stock.

  Honeywell was awarded the third option year of a U.S. Army contract to improve performance and extend the life of the AGT1500 turbine engine that powers the M1 Abrams tactical vehicle. The option year is valued at $311 million, bringing the total contract value to more than $1 billion.

  Honeywell signed a contract with Southwest Airlines to provide aftermarket maintenance services on Southwest’s entire fleet of Boeing 737s for the next 10 years. The contract is an extension of an existing contract for similar services. Honeywell will provide aftermarket repair and overhaul services on its Auxiliary Power Units, hydro mechanical units, avionics, lighting, mechanical components, and wheels and brakes for Southwest’s entire fleet plus future aircraft deliveries.

Automation and Control Solutions

  Sales were up 19%, compared with the second quarter of 2007, driven by net growth from acquisitions and divestitures and a favorable impact from foreign exchange. Sales were up 22% in the Products businesses and up 15% in the Solutions businesses.

  Segment profit grew 17%, while segment margin decreased 20 bps to 10.8%. Segment profit was up due primarily to productivity savings, improved pricing, acquisitions (which were dilutive to segment margin), and the favorable impact of foreign exchange, partially offset by inflation.

  Honeywell Security expanded its presence in the $16 billion imaging, scanning, and mobility segment by announcing the acquisition of Metrologic Instruments, a data capture and collection hardware and software company. Metrologic will be part of Honeywell Imaging & Mobility, a business within Honeywell Security. Honeywell Imaging & Mobility also includes Hand Held Products, a leading manufacturer of imaging and mobility solutions, acquired by Honeywell last year.

  Building Solutions announced it has been awarded a $15 million contract by the City of Tallahassee, Fla., to implement a smart metering network that will allow the city to automatically collect electricity, natural gas, and water usage data from residents and local businesses. The network will include more than 220,000 electric, gas, and water meters and help reduce operating costs by up to $21 million over 15 years.

  Process Solutions announced Suncor Energy will use Honeywell UniSim® simulation technology to train operators at its Voyager Oil Sands Upgrader Operation in Northern Alberta, Canada. UniSim is integral to Suncor’s “Operational Readiness Initiatives,” which prepare operations staff for safe and efficient plant start-ups.

- MORE -

Q2 Results - 3

Transportation Systems

  Sales were up 6%, compared with the second quarter of 2007, driven by foreign exchange and higher volume and pricing to commercial engine manufacturers, partially offset by lower sales to European light vehicle manufacturers and continued softness in automotive aftermarket sales (CPG).

  Segment profit decreased by 5%, while segment margin decreased by 130 bps to 11.2%, due primarily to CPG volume declines and investments in product development to support future turbo platforms. These factors were partially offset by increased productivity in Turbo Technologies and, with respect to segment profit, the favorable impact of foreign exchange.

  Turbo Technologies was awarded contracts that include new technologies such as advanced gasoline turbochargers, diesel VNTs, two-stage systems, and micro-turbos estimated at more than $650 million in revenue over the life of the programs. The new platforms are expected to be launched in Europe, India, Korea, and the U.S. starting in 2009. Honeywell expects global sales for turbochargers to grow from 30% of the overall automotive segment to more than 37% by 2013.

  Turbo Technologies was chosen by Ford for the introduction of EcoBoost technology, which will come to market first on the 2010 Lincoln MKS model automobile in 2009. The new turbocharged V6 engine will perform like a comparable V8, but with increased fuel economy and reduced CO2 emissions.

Specialty Materials

  Sales were up 19% compared with the second quarter of 2007, driven by growth in all businesses, particularly UOP and Resins and Chemicals.

  Segment profit grew 6%, while segment margin decreased by 160 bps to 12.8%. The increase in segment profit was due primarily to increased pricing and productivity gains, which more than offset higher raw material costs and inflation. Increased pricing primarily reflects formula based pass through of higher raw material costs, which is dilutive to segment margins.

  UOP will partner with Honeywell Aerospace, Airbus, JetBlue Airways, and International Aero Engines to study sustainable biofuel use for commercial aircraft. UOP also joined the Algal Biomass Organization, which is led by Boeing and includes Air New Zealand, Continental, and Virgin Atlantic Airways, to seek ways to help commercialize sustainable, next-generation biofuels for use in commercial jetliners.

  Honeywell Specialty Films announced it has developed a new material to protect photovoltaic (PV) solar cells in heat pervasive environments. The new product, called Honeywell PowerShield™ PV325, protects PV modules - including the critical components that convert sunlight into electricity.

          Honeywell will discuss its results during its investor conference call today starting at 8:00 a.m. EDT. To participate, please dial (706) 643-7681 a few minutes before the 8:00 a.m. start. Please mention to the operator that you are dialing in for Honeywell’s investor conference call. The live webcast of the investor call will be available through the “Investor Relations” section of the company’s Website (http://www.honeywell.com/investor). Investors can access a replay of the conference call from 11:00 a.m. EDT, July 18, until midnight, July 25, by dialing (706) 645-9291. The access code is 52407210.

- MORE -

Q2 Results - 4

Honeywell International is a $37 billion diversified technology and manufacturing leader, serving customers worldwide with aerospace products and services; control technologies for buildings, homes and industry; automotive products; turbochargers; and specialty materials. Based in Morris Township, N.J., Honeywell's shares are traded on the New York, London and Chicago Stock Exchanges. For additional information, please visit www.honeywell.com.

This release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of fact, that address activities, events or developments that we or our management intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements. Forward-looking statements are based on management’s assumptions and assessments in light of past experience and trends, current conditions, expected future developments and other relevant factors. They are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by our forward-looking statements. Our forward-looking statements are also subject to risks and uncertainties, which can affect our performance in both the near- and long-term. We identify the principal risks and uncertainties that affect our performance in our Form 10-K and other filings with the Securities and Exchange Commission.

# # #

Q2 Results - 5

Honeywell International Inc.
Consolidated Statement of Operations (Unaudited)
(In millions except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Product sales	$7,832	$6,872	$14,988	$13,322
Service sales	1,842	1,666	3,581	3,257
Net sales	9,674	8,538	18,569	16,579
Costs, expenses and other
Cost of products sold (A)	6,089	5,318	11,596	10,328
Cost of services sold (A)	1,234	1,173	2,399	2,313
	7,323	6,491	13,995	12,641
Selling, general and administrative expenses (A)	1,290	1,127	2,545	2,216
Other (income) expense	(38)	(20)	(60)	(31)
Interest and other financial charges	115	110	230	207
	8,690	7,708	16,710	15,033
Income before taxes	984	830	1,859	1,546
Tax expense	261	219	493	409
Net income	$723	$611	$1,366	$1,137

Earnings per share of common stock - basic	$0.97	$0.79	$1.84	$1.45

Earnings per share of common stock - assuming dilution	$0.96	$0.78	$1.81	$1.44

Weighted average number of shares outstanding-basic	744	768	744	781

Weighted average number of shares outstanding -
assuming dilution	753	779	753	790

(A) Cost of products and services sold and selling, general and administrative expenses include amounts for repositioning and other charges, pension and other post-retirement expense, and stock compensation expense.

Q2 Results - 6

Honeywell International Inc.
Segment Data (Unaudited)
(Dollars in millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Net Sales	2008	2007	2008	2007
Aerospace	$3,281	$3,027	$6,311	$5,867
Automation and Control Solutions	3,616	3,039	6,796	5,840
Specialty Materials	1,450	1,216	2,859	2,415
Transportation Systems	1,327	1,256	2,603	2,457
Corporate	-	-	-	-
Total	$9,674	$8,538	$18,569	$16,579

Reconciliation of Segment Profit to Income Before Taxes
	Three Months Ended		Six Months Ended
	June 30,		June 30,
Segment Profit	2008	2007	2008	2007
Aerospace	$602	$523	$1,165	$1,023
Automation and Control Solutions	390	333	718	607
Specialty Materials	186	175	451	367
Transportation Systems	149	157	298	313
Corporate	(49)	(54)	(105)	(97)
Total Segment Profit	1,278	1,134	2,527	2,213
Other income/ (expense) (A)	32	20	38	31
Interest and other financial charges	(115)	(110)	(230)	(207)
Stock compensation expense (B), (C)	(35)	(17)	(76)	(41)
Pension and other postretirement expense (B)	(26)	(72)	(53)	(146)
Repositioning and other charges (B)	(150)	(125)	(347)	(304)
Income before taxes	$984	$830	$1,859	$1,546

(A)

Equity income/(loss) of affiliated companies is included in Segment Profit, on a prospective basis, commencing January 1, 2008. Other income/(expense) as presented above includes equity income/(loss) of affiliated companies of $4 and $2 million for the three and six months ended June 30, 2007, respectively.

(B)	Amounts included in cost of products and services sold and selling, general and administrative expenses.

(C)

Costs associated with restricted stock units ("RSU") are excluded from Segment Profit, on a prospective basis, commencing January 1, 2008. Stock compensation expense, including RSU expense, totaled $32 and $71 million for the three and six months ended June 30, 2007, respectively. Stock option expense is included for all periods presented.

Q2 Results - 7

Honeywell International Inc.
Consolidated Balance Sheet (Unaudited)
(Dollars in millions)

	June 30,	December 31,
	2008	2007

ASSETS
Current assets:
Cash and cash equivalents	$2,204	$1,829
Accounts, notes and other receivables	7,047	6,387
Inventories	3,995	3,861
Deferred income taxes	1,328	1,241
Other current assets	370	354
Assets held for disposal	515	13
Total current assets	15,459	13,685

Investments and long-term receivables	546	500
Property, plant and equipment - net	5,051	4,985
Goodwill	9,673	9,175
Other intangible assets - net	2,123	1,498
Insurance recoveries for asbestos related liabilities	998	1,086
Deferred income taxes	646	637
Prepaid pension benefit cost	1,321	1,256
Other assets	962	983
Total assets	$36,779	$33,805

LIABILITIES AND SHAREOWNERS' EQUITY
Current liabilities:
Accounts payable	$4,211	$3,962
Short-term borrowings	90	64
Commercial paper	1,526	1,756
Current maturities of long-term debt	318	418
Accrued liabilities	5,995	5,741
Liabilities related to assets held for disposal	87	-
Total current liabilities	12,227	11,941

Long-term debt	6,575	5,419
Deferred income taxes	1,230	734
Postretirement benefit obligations other than pensions	2,016	2,025
Asbestos related liabilities	1,430	1,405
Other liabilities	3,040	3,059
Shareowners' equity	10,261	9,222
Total liabilities and shareowners' equity	$36,779	$33,805

Q2 Results - 8

Honeywell International Inc.
Consolidated Statement of Cash Flows (Unaudited)
(Dollars in millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Cash flows from operating activities:
Net income	$723	$611	$1,366	$1,137
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization	229	213	446	413
Repositioning and other charges	150	125	347	304
Net payments for repositioning and other charges	(119)	(41)	(140)	(173)
Pension and other postretirement expense	26	72	53	146
Pension and other postretirement benefit payments	(42)	(63)	(103)	(108)
Stock compensation expense	35	17	76	41
Deferred income taxes	135	180	243	197
Excess tax benefits from share based payment arrangements	(12)	(43)	(19)	(51)
Other	32	20	77	26
Changes in assets and liabilities, net of the effects of
acquisitions and divestitures:
Accounts, notes and other receivables	(396)	(216)	(620)	(352)
Inventories	(55)	(41)	(344)	(202)
Other current assets	15	-	(20)	36
Accounts payable	151	78	286	143
Accrued liabilities	170	71	115	4
Net cash provided by operating activities	1,042	983	1,763	1,561

Cash flows from investing activities:
Expenditures for property, plant and equipment	(189)	(163)	(339)	(283)
Proceeds from disposals of property, plant and equipment	38	49	50	82
Decrease in investments	8	-	14	-
Cash paid for acquisitions, net of cash acquired	(1,253)	(95)	(1,308)	(108)
Proceeds from sales of businesses, net of fees paid	-	43	-	52
Other	9	-	7	-
Net cash used for investing activities	(1,387)	(166)	(1,576)	(257)

Cash flows from financing activities:
Net increase/(decrease) in commercial paper	630	1,585	(230)	1,913
Net increase/(decrease) in short-term borrowings	24	(3)	21	-
Proceeds from issuance of common stock	75	305	126	424
Proceeds from issuance of long-term debt	-	-	1,487	988
Payments of long-term debt	(200)	(9)	(425)	(407)
Excess tax benefits from share based payment arrangements	12	43	19	51
Repurchases of common stock	-	(2,301)	(441)	(3,487)
Cash dividends paid on common stock	(205)	(193)	(409)	(392)
Net cash provided by (used for) financing activities	336	(573)	148	(910)

Effect of foreign exchange rate changes on cash and cash equivalents	(21)	11	40	15

Net increase in cash and cash equivalents	(30)	255	375	409
Cash and cash equivalents at beginning of period	2,234	1,378	1,829	1,224
Cash and cash equivalents at end of period	$2,204	$1,633	$2,204	$1,633

Q2 Results - 9

Honeywell International Inc.
Reconciliation of Cash Provided by Operating Activities to Free Cash Flow (Unaudited)
(Dollars in millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Cash provided by operating activities	$1,042	$983	$1,763	$1,561
Expenditures for property, plant and equipment	(189)	(163)	(339)	(283)
Free cash flow	$853	$820	$1,424	$1,278

We define free cash flow as cash provided by operating activities, less cash expenditures for property, plant and equipment.

We believe that this metric is useful to investors and management as a measure of cash generated by business operations that will be used to repay scheduled debt maturities and can be used to invest in future growth through new business development activities or acquisitions, and to pay dividends, repurchase stock, or repay debt obligations prior to their maturities. This metric can also be used to evaluate our ability to generate cash flow from business operations and the impact that this cash flow has on our liquidity.